Exhibit 99
FOR IMMEDIATE RELEASE
Investor Contact:
Richard Bajenski
281-406-2030
Parker Drilling Reports 2008 Fourth Quarter and Full Year Results
HOUSTON, Feb. 24, 2009 — Parker Drilling Company (NYSE: PKD), a global drilling contractor and service provider, today reported financial and operating results for the 2008 fourth quarter and year. For the fourth quarter of 2008 Parker Drilling reported a net loss of $39.5 million or $0.35 per diluted share on revenues of $212.4 million. Excluding non-routine items, the most significant of which is a charge for goodwill impairment, the Company reported net income of $29.9 million or $0.27 per diluted share. For all of 2008, the Company reported net income was $25.6 million or $0.23 per diluted share on revenues of $829.8 million. Excluding non-routine items, net income was $95.4 million or $0.85 per diluted share. (A reconciliation of net income excluding non-routine items is provided in the attached financial tables).
The fourth quarter closes a year of significant achievements for the Company, including:
•	Record revenues of $829.8 million, a 27 percent increase over the prior year;

•	Record earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) of $273.8 million, a 5 percent increase over the prior year (adjusted EBITDA is a non-GAAP financial measure defined below);

•	Record revenues and segment gross margin for International Drilling, Project Management and Engineering Services and Rental Tools;

•	A company-best safety performance of 0.66 Total Recordable Incident Rate (TRIR) for 2008, below last year’s record 0.81 TRIR.

•	Significant Project Management wins, including the Engineering Procurement Construction and Installation (EPCI) contract for the land-based BP Liberty rig, designed to drill ultra extended-reach wells to offshore targets in the Liberty field of the Alaskan Beaufort Sea; and the Front-End Engineering and Design (FEED) contract for the drilling package portion of the Sakhalin-1 Arkutun-Dagi offshore platform; and

•	Parker’s reentry into the Alaskan drilling market with the commitment to build two advanced design land rigs to fulfill a long-term development drilling contract for BP. The two Parker-owned rigs are expected to start operations during the latter part of 2010.

“Parker’s strategy delivered in 2008,” said Robert L. Parker Jr., Chairman and Chief Executive Officer. “Our diverse businesses cushioned the effects of the year’s wide swings in oil and natural gas prices, while we focused on programs to realize solid returns from our drilling, project management and rental tool operations. Our position as a preferred partner was enhanced by the award of new FEED, EPCI and newbuild contracts for work in some of the world’s most technology-intensive environments; our investments in our global rig fleet; and the expansion of our rental tools operations,” he continued.
“Although the outlook for 2009 will be affected by restrained customer spending, we believe the strategy and focus of the Company are suited to this difficult environment,” said Mr. Parker. “Our financial condition is sound and our technical and safety leadership, cultivated through decades of project execution in remote, extreme and environmentally sensitive locations, equips us with a competitive edge. We will proceed cautiously at the outset of 2009, and will employ our strategic balance and geographic diversity to sustain our overall performance,” he concluded.
Goodwill Impairment Charge
Included in 2008 fourth quarter non-routine items is a $100.3 million non-cash charge ($77.8 million, net of tax benefits, or $0.69 per diluted share) eliminating all goodwill associated with the Company’s 1996 acquisitions of the Gulf of Mexico barge drilling business, Mallard Bay Drilling, Inc. ($64.2 million); and the rental tools business, Quail Tools, Inc. ($36.1 million). This impairment of goodwill, resulting from the application of SFAS No. 142: Goodwill and other Intangible Assets, is primarily driven by adverse financial market conditions that have reduced the Company’s equity market capitalization below its Shareholders’ Equity. It takes into account the deteriorating macro-economic environment, the reduced accessibility to the credit markets for customers, and the high degree of uncertainty about the eventual return to normalcy. The Company continues to believe there is value to be derived from both the competitive advantage achieved by the recent upgrades of its Gulf of Mexico barge fleet and the continuing strong results of the rental tools business.
Fourth Quarter Financial Review
For the three months ended December 31, 2008, Parker posted a net loss of $39.5 million, or $0.35 per diluted share, on revenues of $212.4 million, compared to net income of $34.6 million, or $0.31 per diluted share, on revenues of $180.8 million for the fourth quarter 2007. The results for the fourth quarter of 2008 included net after-tax expense of $69.4 million, or $0.62 per diluted share, for non-routine items. Among these were: goodwill impairment of $100.3 million related to the 1996 acquisitions of Mallard Bay Drilling and Quail Tools; $6.3 million of expenses related to the previously disclosed investigation by the Department of Justice (DOJ) regarding the Company’s utilization of the services of a customs agent in certain countries and an internal investigation regarding U.S. economic sanctions related primarily to the Company’s operations in Turkmenistan; and $12.5 million of foreign tax credits for prior years’ taxes. Net

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income in the fourth quarter of 2007 included a gain of $8.6 million, or $0.08 per diluted share, for non-routine items. These included a $17.6 million reserve related to the Saudi Arabia joint venture operations; a $25.6 million tax benefit from the application of FIN 48: Accounting for Uncertainty in Income Taxes; and $0.6 million for other items. (Details of the non-routine items are provided in the attached financial tables.)
Total revenues for the fourth quarter 2008 increased 17 percent compared to the same period last year, with increases in all segments except U.S. Drilling. U.S. Drilling revenues declined 34 percent, to $33.6 million from $50.9 million, due to lower utilization and lower dayrates for the Gulf of Mexico barge drilling fleet. International Drilling revenues rose 24 percent to $86.2 million from $69.7 million, primarily the result of higher average dayrates in each of Parker’s three focus regions and the addition of two rigs to the fleet during 2008. Rental Tools revenues increased 11 percent to $45.7 million from $41.1 million, led by increased coverage in the active shale areas of Williston, ND and a new facility in Texarkana, TX. Revenues for Project Management and Engineering Services increased nearly two-fold, to $37.9 million from $19.1 million, primarily as a result of higher dayrates, including retroactive adjustments, for the Sakhalin projects. Construction Contract segment revenues of $8.9 million reflect the quarter’s progress on the construction contract for the BP Liberty ultra-extended-reach rig.
Adjusted EBITDA for the fourth quarter 2008 was $69.3 million compared to $69.7 million in the fourth quarter 2007. (Adjusted EBITDA is a non-GAAP financial measure. The calculation of adjusted EBITDA and reconciliation to the most directly comparable GAAP measure is shown on the attached tables). The Company’s U.S. Drilling segment gross margin was $14.7 million, down from $30.6 million in the prior year’s comparable period, reflecting the impact of lower utilization and dayrates. With a larger fleet operating at a higher average dayrate, Parker’s International Drilling operations’ gross margin increased 61 percent to $27.7 million, compared to fourth quarter 2007 segment gross margin of $17.2 million. As a result of growing revenues, Rental Tools achieved a record segment gross margin of $28.7 million, 15 percent greater than segment gross margin of $25.0 million for the comparable period of 2007 and topping the record set in the third quarter of 2008. Segment gross margin for Project Management and Engineering Services was $8.1 million — more than two times the prior year’s fourth quarter level of $3.1 million, reflecting higher dayrates for the Sakhalin projects, including retroactive adjustments, and additional projects.
Operations Review
•	Average utilization for the Company’s Gulf of Mexico barge rigs for the fourth quarter 2008 was 61 percent, compared to the 83 percent reported for the fourth quarter 2007 and the 79 percent reported for the third quarter 2008. Recent barge rig utilization has declined to approximately 20 percent. The Company’s barge dayrates in the Gulf of Mexico averaged $40,100 per day during the fourth quarter 2008, compared to $40,900 per day in the fourth quarter 2007 and $39,900 per day in the third

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quarter 2008. (Average dayrates for each classification of barge by quarter are available on Parker’s website and can be viewed or downloaded by going to “Investor Relations” then to “Quarterly Support Materials” and then to “Dayrates — GOM”).
•	Average utilization of international rigs, both land and barge rigs, for the fourth quarter 2008 was 87 percent, compared to 82 percent reported for the fourth quarter of 2007 and 84 percent reported for the third quarter 2008. (Average utilization for the international rig fleet by quarter is available on Parker’s website and can be viewed or downloaded by going to “Investor Relations” then to “Quarterly Support Materials” and then to “Rig Utilization Schedule”).
•	The Company’s Latin America fleet operated near 90 percent utilization, with nine of ten rigs working throughout the quarter. Several of these are on multi-well, long-term contracts.

•	Similarly, nine of Parker’s ten rigs located in the CIS region were under contract throughout the quarter. The Company realized a significant dayrate increase on the barge rig operating in this region while three land rigs experienced several weeks of down time to make equipment changes.

•	Six of the eight Parker rigs located in the Asia / Pacific region worked during the quarter, one of which was released in late December.
•	In Project Management and Engineering Services, Rig 262 — the Yastreb, designed, built and operated by Parker Drilling for the Sakhalin-1 consortium, mobilized to a new location at the Odoptu field during the fourth quarter of 2008.
2008 Financial Review
For the twelve months ended December 31, 2008, Parker reported revenues of $829.8 million and net income of $25.6 million or $0.23 per diluted share compared to revenues of $654.6 million and net income of $104.1 million or $0.94 per diluted share for the same period of 2007. Reported 2008 results were decreased by a net after-tax expense of $69.8 million, or $0.62 per diluted share, from non-routine items. Included in 2007 results was a net after-tax gain of $9.1 million, or $0.08 per diluted share, from non-routine items. (Details of the non-routine items are provided in the attached financial tables).
Capital expenditures for the twelve months ended December 31, 2008 totaled $197.1 million, including $31.2 million to complete the construction of international land rigs; $53.5 million for the construction of two newbuild land rigs for Alaska; and $36.8 million for tubular goods and other rental equipment.
At the end of the period total debt was $461.1 million, and the Company’s total debt-to-capitalization ratio was 44.8 percent. To assure the availability of capital to meet its Alaskan land rig newbuild commitments,

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Parker drew most of its credit facilities during the second half of 2008. As a result, the Company’s cash and cash equivalents totaled $172.3 million at December 31, 2008, and Parker’s ratio of net-debt-to-net capitalization improved to 33.7 percent from 37.0 percent at the end of 2007. The Company’s $50 million term loan begins to amortize at $3.0 million per quarter beginning the third quarter of 2009, while the remaining components of the Company’s debt do not mature until 2012 and 2013.
Conference Call
Parker Drilling has scheduled a conference call at 10:00 a.m. CST (11:00 a.m. EST) on Tuesday, Feb. 24, 2009 to discuss fourth quarter 2008 results. Those interested in listening to the call by telephone may do so by dialing (303) 228-2961. Alternatively, the call can be accessed through the Investor Relations section of the Company’s Web site at http://www.parkerdrilling.com. A replay of the call will be available by telephone from Feb. 24 through March 3 by dialing (303) 590-3000 and using the access code 11124439#, and on the Company’s Web site for 12 months.
This release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of the Securities Acts. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including earnings per share guidance, the outlook for rig utilization and dayrates, general industry conditions including demand for drilling and customer spending and the factors affecting demand, competitive advantages including cost effective integrated solutions and technological innovation, future technological innovation, future operating results of the Company’s rigs and rental tool operations, capital expenditures, expansion and growth opportunities, asset sales, successful negotiation and execution of contracts, strengthening of financial position, increase in market share and other such matters, are forward-looking statements. Although the Company believes that its expectations stated in this release are based on reasonable assumptions, actual results may differ materially from those expressed or implied in the forward-looking statements due to certain risk factors, including the ongoing credit crisis which has created volatility in oil and natural gas prices and could result in reduced demand for drilling services. For a detailed discussion of risk factors that could cause actual results to differ materially from the Company’s expectations, please refer to the Company’s reports filed with the SEC, and in particular, the report on Form 10-K for the year ended December 31, 2007 and the risk factors in our Form 10-Qs for the periods ended June 30, 2008 and September 30, 2008. Each forward-looking statement speaks only as of the date of this release, and the Company undertakes no obligation to publicly update or revise any forward-looking statement.

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PARKER DRILLING COMPANY AND SUBSIDIARIES
Consolidated Condensed Balance Sheets
(Unaudited)

	December 31, 2008	December 31, 2007
	(Dollars in Thousands)
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$172,298	$60,124
Accounts and Notes Receivable, Net	186,164	166,706
Rig Materials and Supplies	30,241	24,264
Deferred Costs	7,804	7,795
Deferred Income Taxes	9,431	9,423
Other Current Assets	70,599	54,871

TOTAL CURRENT ASSETS	476,537	323,183

PROPERTY, PLANT AND EQUIPMENT, NET	675,548	585,888

OTHER ASSETS
Goodwill	—	100,315
Deferred Income Taxes	27,621	40,121
Other Assets	33,925	27,480

TOTAL OTHER ASSETS	61,546	167,916

TOTAL ASSETS	$1,213,631	$1,076,987

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current Portion of Long-Term Debt	$6,000	$20,000
Accounts Payable and Accrued Liabilities	152,528	104,180

TOTAL CURRENT LIABILITIES	158,528	124,180

LONG-TERM DEBT	455,073	353,721

LONG-TERM DEFERRED TAX LIABILITY	8,230	8,044

OTHER LONG-TERM LIABILITIES	21,396	56,318

STOCKHOLDERS’ EQUITY	570,404	534,724

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,213,631	$1,076,987

Current Ratio	3.01	2.60

Total Long-Term Debt as a Percent of Capitalization	44%	40%

Book Value Per Common Share	$5.03	$4.78

PARKER DRILLING COMPANY AND SUBSIDIARIES
Consolidated Condensed Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
	(Dollars in Thousands)
REVENUES:
U.S. Drilling	$33,634	$50,888	$173,633	$225,263
International Drilling	86,211	69,732	325,096	213,566
Project Management and Engineering Services	37,928	19,080	110,147	77,713
Construction Contract	8,911	—	49,412	—
Rental Tools	45,696	41,126	171,554	138,031

TOTAL REVENUES	212,380	180,826	829,842	654,573

OPERATING EXPENSES:
U.S. Drilling	18,929	20,251	84,431	94,352
International Drilling	58,494	52,486	231,409	154,339
Project Management and Engineering Services	29,858	15,977	91,677	64,981
Construction Contract	8,442	—	46,815	—
Rental Tools	17,034	16,114	67,048	54,377
Depreciation and Amortization	31,961	25,059	116,956	85,803

TOTAL OPERATING EXPENSES	164,718	129,887	638,336	453,852

TOTAL OPERATING GROSS MARGIN	47,662	50,939	191,506	200,721

General and Administrative Expense	(10,288)	(6,328)	(34,708)	(24,708)
Impairment of Goodwill	(100,315)	—	(100,315)	—
Provision for Reduction in Carrying Value of Certain Assets	—	(371)	—	(1,462)
Gain on Disposition of Assets, Net	683	(784)	2,697	16,432

TOTAL OPERATING INCOME (LOSS)	(62,258)	43,456	59,180	190,983

OTHER INCOME AND (EXPENSE):
Interest Expense	(7,147)	(5,266)	(24,533)	(25,157)
Change in Fair Value of Derivative Position	—	—	—	(671)
Interest Income	284	902	1,405	6,478
Loss on Extinguishment of Debt	—	—	—	(2,396)
Equity in Loss of Unconsolidated Joint Venture and Related Charges, Net of Taxes	—	(25,978)	(1,105)	(27,101)
Minority Interest	—	—	—	(1,000)
Other Income	(1,047)	78	(544)	665

TOTAL OTHER INCOME AND (EXPENSE)	(7,910)	(30,264)	(24,777)	(49,182)

INCOME (LOSS) BEFORE INCOME TAXES	(70,168)	13,192	34,403	141,801

INCOME TAX EXPENSE (BENEFIT)
Current	(14,563)	(25,621)	(1,539)	17,602
Deferred	(16,128)	4,242	10,384	20,121

TOTAL INCOME TAX EXPENSE (BENEFIT)	(30,691)	(21,379)	8,845	37,723

NET INCOME (LOSS)	$(39,477)	$34,571	$25,558	$104,078

EARNINGS PER SHARE — BASIC
Net Income (Loss)	$(0.35)	$0.31	$0.23	$0.95

EARNINGS PER SHARE — DILUTED
Net Income (Loss)	$(0.35)	$0.31	$0.23	$0.94

NUMBER OF COMMON SHARES USED IN COMPUTING EARNINGS PER SHARE
Basic	111,866,943	110,350,218	111,400,396	109,542,364
Diluted	112,148,249	111,392,786	112,430,545	110,856,694

PARKER DRILLING COMPANY AND SUBSIDIARIES
Selected Financial Data
(Unaudited)

	Three Months Ended
	December 31,		September 30,
	2008	2007	2008
	(Dollars in Thousands)
REVENUES:
U.S. Drilling	$33,634	$50,888	$44,743
International Drilling	86,211	69,732	92,226
Project Management and Engineering Services	37,928	19,080	24,089
Construction Contract	8,911	—	20,421
Rental Tools	45,696	41,126	45,975

Total Revenues	212,380	180,826	227,454

OPERATING EXPENSES:
U.S. Drilling	18,929	20,251	21,850
International Drilling	58,494	52,486	63,682
Project Management and Engineering Services	29,858	15,977	21,451
Construction Contract	8,442	—	19,323
Rental Tools	17,034	16,114	18,166

Total Operating Expenses	132,757	104,828	144,472

OPERATING GROSS MARGIN:
U.S. Drilling	14,705	30,637	22,893
International Drilling	27,717	17,246	28,544
Project Management and Engineering Services	8,070	3,103	2,638
Construction Contract	469	—	1,098
Rental Tools	28,662	25,012	27,809
Depreciation and Amortization	(31,961)	(25,059)	(30,663)

Total Operating Gross Margin	47,662	50,939	52,319

General and Administrative Expense	(10,288)	(6,328)	(9,271)
Impairment of Goodwill	(100,315)	—	—
Provision for Reduction in Carrying Value of Certain Assets	—	(371)	—
Gain on Disposition of Assets, Net	683	(784)	799

TOTAL OPERATING INCOME (LOSS)	$(62,258)	$43,456	$43,847

Marketable Rig Count Summary
As of December 31, 2008

Total
U.S. Gulf of Mexico Barge Rigs
Workover	2
Intermediate	3
Deep	10

Total U.S. Gulf of Mexico Barge Rigs	15

International Land and Barge Rigs
Asia Pacific	9
Africa — Middle East	2
Latin America	10
CIS	10

Total International Land and Barge Rigs	31

Total Marketable Rigs	46

Adjusted EBITDA
(Unaudited)
(Dollars in Thousands)

	Three Months Ending
	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007	December 31, 2006
Net Income (Loss) from Continuing Operations	$(39,477)	$18,551	$22,596	$23,888	$34,571	$22,653	$16,860	$29,994	$37,168
Adjustments:
Income Tax (Benefit) Expense	(30,691)	20,158	14,232	5,146	(21,379)	19,180	15,813	24,109	(5,954)
Total Other Income and Expense	7,910	5,138	5,362	6,367	30,264	8,767	4,231	5,920	3,554
Loss/(Gain) on Disposition of Assets, Net	(683)	(799)	(636)	(579)	784	(543)	(269)	(16,404)	(672)
Impairment of Goodwill	100,315
Depreciation and Amortization	31,961	30,663	28,166	26,166	25,059	23,043	19,642	18,059	17,605
Provision for Reduction in Carrying Value of Certain Assets	—	—	—	—	371	1,091	—	—	—

Adjusted EBITDA	$69,335	$73,711	$69,720	$60,988	$69,670	$74,191	$56,277	$61,678	$51,701

PARKER DRILLING COMPANY AND SUBSIDIARIES
Reconciliation of Non-Routine Items *
(Unaudited)

	2008
	Three Months Ended
	March 31	June 30	September 30	December 31	Total
	(Dollars in thousands, except per share)

Net income (loss)	$23,888	$22,596	$18,551	$(39,477)	$25,558
Earnings per diluted share	$0.21	$0.20	$0.16	$(0.35)	$0.23

Adjustments:
Impairment of goodwill	$—	$—	$—	$100,315	$100,315
Saudi Arabia	1,105	—	—	—	1,105
FIN 48 tax benefit — Kazakhstan	(10,560)	—	—	—	(10,560)
PNG tax	4,127	—	—	—	4,127
DOJ investigation	441	2,885	2,264	6,279	11,869
Other FIN 48 adjustments	—	—	2,407	—	2,407
Prior year tax credits	—	—	—	(12,539)	(12,539)

Total adjustments	$(4,887)	$2,885	$4,671	$94,055	$96,724
Tax effect of non-routine adjustments	(175)	(1,145)	(899)	(24,672)	(26,891)

Net non-routine adjustments	$(5,062)	$1,740	$3,772	$69,384	$69,833

Adjusted net income	$18,826	$24,336	$22,323	$29,907	$95,391

Adjusted earnings per diluted share	$0.17	$0.22	$0.20	$0.27	$0.85

	2007
	Three Months Ended
	March 31	June 30	September 30	December 31	Total
	(Dollars in thousands, except per share)

Net income	$29,994	$16,860	$22,653	$34,571	$104,078
Earnings per diluted share	$0.27	$0.15	$0.20	$0.31	$0.94

Adjustments:
Gain on workover barges	$(15,075)	$—	$—	$—	$(15,075)
Insurance settlement	—	—	—	(992)	(992)
Change in value of derivative	381	28	262	—	671
Provision for reduction in carrying value	—	—	1,091	371	1,462
Early extinguishment of debt	—	—	2,396	—	2,396
Saudi Arabia reserve	—	—	—	17,616	17,616
FIN 48 tax benefit — Kazakhstan	1,931	4,006	(452)	(25,647)	(20,162)

Total adjustments	$(12,763)	$4,034	$3,297	$(8,652)	$(14,084)
Tax effect of non-routine adjustments	6,742	(10)	(1,759)	—	4,973

Net non-routine adjustments	$(6,021)	$4,024	$1,538	$(8,652)	$(9,111)

Adjusted net income	$23,973	$20,884	$24,191	$25,919	$94,967

Adjusted earnings per diluted share	$0.22	$0.19	$0.22	$0.23	$0.86

*	Adjusted net income, a non-GAAP financial measure, excludes items that management believes are of a non-routine nature and which detract from an understanding of normal operating performance and comparisons with other periods. Management also believes that results excluding these items are more comparable to estimates provided by securities analysts and used by them in evaluating the Company’s performance.